      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1999



                                                      REGISTRATION NO. 333-77721

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             BLYTH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                       DELAWARE                                                36-2984916
            (State or other jurisdiction of                       (I.R.S. Employer Identification No.)
            incorporation or organization)

                              100 FIELD POINT ROAD
                          GREENWICH, CONNECTICUT 06830
                                 (203) 661-1926
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                               ROBERT B. GOERGEN
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             BLYTH INDUSTRIES, INC.
                              100 FIELD POINT ROAD
                       GREENWICH, CONNECTICUT 06830-6442
                                 (203) 661-1926
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

            BRUCE D. KREIGER, ESQ.                           HAROLD B FINN III, ESQ.
 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL             CHARLES J. DOWNEY III, ESQ.
            BLYTH INDUSTRIES, INC.                          FINN DIXON & HERLING LLP
             100 FIELD POINT ROAD                              ONE LANDMARK SQUARE
       GREENWICH, CONNECTICUT 06830-6442                   STAMFORD, CONNECTICUT 06901
                (203) 661-1926                                   (203) 325-5000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 12, 1999


                                     [LOGO]

                                  $250,000,000
                                DEBT SECURITIES

                            ------------------------

    This Prospectus describes Debt Securities which Blyth Industries, Inc. (which may be referred to in this Prospectus as "Blyth", the "Company", "we", "us" or "our") may issue and sell at various times. More detailed information is provided under the heading "The Debt Securities."

    - The Debt Securities may be debentures, notes or other senior unsecured evidences of indebtedness.

    - We may issue them in one or several series.

    - The total principal amount of the Debt Securities to be issued under this Prospectus will not exceed $250,000,000 (or the equivalent amount in other currencies).

    - We will determine the terms of each series of Debt Securities (interest rates, maturity, redemption provisions and other terms) at the time of sale, and we will specify the terms in a Prospectus Supplement which will be delivered together with this Prospectus at the time of the sale.

    - We may sell Debt Securities to or through underwriters, dealers or agents. We may also sell Debt Securities directly to investors. More information about the way we will distribute the Debt Securities is provided under the heading "Distribution of the Debt Securities." Information about the underwriters or agents who will participate in any particular sale of Debt Securities will be in the Prospectus Supplement relating to that series of Debt Securities. The Debt Securities will not be listed on the Nasdaq Stock Market or any national securities exchange.

    Our principal offices are located at 100 Field Point Road, Greenwich, Connecticut, 06830-6442, and our telephone number is (203) 661-1926.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY  , 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (which is referred to herein as the "SEC"). You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Internet website at http://www.sec.gov. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.

    The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debt Securities:

    - Our Annual Report on Form 10-K for the year ended January 31, 1999.

    You may receive a copy of any of these filings, at no cost, by writing or calling Blyth Industries, Inc., Investor Relations, 100 Field Point Road, Greenwich, Connecticut, 06830-6442, telephone number (203) 661-1926.

    We have filed with the SEC a Registration Statement to register the Debt Securities under the Securities Act of 1933. This Prospectus is part of that Registration Statement, but omits certain information contained in the Registration Statement as permitted by SEC rules. You may obtain copies of the Registration Statement, including exhibits, as noted in the first paragraph above.

                           FORWARD-LOOKING STATEMENTS

    Certain statements under the heading "Summary Information About Blyth" in this Prospectus, as well as certain information incorporated by reference as described under the heading "Where You Can Find More Information," constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.

    Forward-looking statements give our current expectations or forecasts of future events. You can usually identify these statements by the fact that they do not relate strictly to historical or current facts. They often use words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

    Any or all of our forward-looking statements in this Prospectus and information incorporated by reference may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in this discussion--for example, product competition and the competitive environment--will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

    The following are some of the factors that we think could cause our actual results to differ materially from expected and historical results:

    - Our ability to maintain our present growth rate,

    - Our ability to respond to increased product demand,

    - Risks associated with international sales and foreign sourcing of products,

    - Our dependence on key management personnel,

    - Competition, and

    - Other factors discussed in our filings with the SEC.

    Other factors besides those listed here could also adversely affect the Company.

                        SUMMARY INFORMATION ABOUT BLYTH

    We operate in the home fragrance products market. We are a leader in design, manufacture, marketing and distribution of an extensive line of home fragrance products, including scented candles, outdoor citronella candles, potpourri and environmental fragrance products. Closely complementing these products are a broad range of candle accessories and decorative gift bags and tags. We have operations inside and outside the United States and sell our products worldwide. These products are sold under various brand names through a wide variety of distribution channels. We are also a producer of portable heating fuel and other institutional products sold, under various brand names, both domestically and internationally through independent sales representatives and distributors. Our principal offices are located at 100 Field Point Road, Greenwich, Connecticut, 06830-6442 and our telephone number is (203) 661-1926. A more detailed description of our business is contained in our Annual Report on Form 10-K for the year ended January 31, 1999, which we have incorporated in this Prospectus by reference.

                                USE OF PROCEEDS

    Unless we indicate otherwise in a Prospectus Supplement which accompanies this Prospectus, we intend to use the proceeds of the Debt Securities for general corporate purposes. We have not allocated a specific portion of the net proceeds of the sale of the Debt Securities for any particular use at this time. Before we use the proceeds for any specific purpose, we may invest them in short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table shows the ratio of our earnings to fixed charges for the periods indicated.

                                                                                         YEAR ENDED JANUARY 31,
                                                                          -----------------------------------------------------
                                                                            1995       1996       1997       1998       1999
                                                                          ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges......................................      16.1x      14.1x      17.6x      16.5x      15.9x

    We have computed these ratios by dividing earnings available for fixed charges for each period by fixed charges for that period. For purposes of these computations, we calculated "earnings" by adding our pre-tax income and our fixed charges. We calculated "fixed charges" by adding the interest we pay on our indebtedness, the amount we amortize for debt financing costs and our estimate of the amount of the interest within our rental expense.

                              THE DEBT SECURITIES

    The following description is a summary of certain of the material provisions of the Indenture (as defined below) and the Debt Securities. This description does not restate the Indenture or the terms of the Debt Securities in their entirety. We urge you to read the Indenture because it, and not this description, will define your rights as a holder of the Debt Securities. The form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The following description relates generally to every series of Debt Securities. The particular terms of any series of Debt Securities will be described in the applicable Prospectus Supplement. If so indicated in the applicable Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

GENERAL

    Any series of Debt Securities will be issued under an Indenture (the
"Indenture"), dated as of May   , 1999, between Blyth and First Union National
Bank, as trustee (the "Trustee").

    The Indenture does not limit the aggregate principal amount of all Debt Securities or of any particular series of Debt Securities that may be issued thereunder. The Indenture provides that Debt Securities may be issued from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. The Indenture does not limit the amount of other debt that we may issue and does not contain financial or similar restrictive covenants. The Debt Securities will be direct, unsecured obligations of Blyth.

    We expect from time to time to incur additional indebtedness. The Indenture does not prohibit or limit the incurrence of additional indebtedness.

    The Indenture does not contain any provision intended to provide protection to holders of Debt Securities against a sudden or dramatic decline in our credit quality that could, for example, result from a takeover, recapitalization, special dividend or other restructuring.

    We are a holding company and we conduct our operations through our subsidiaries. Our only material assets are the stock of these subsidiaries. Our cash flow, and consequently our ability to service our debts generally, and the Debt Securities specifically, depend upon the operating earnings of these subsidiaries and their payment of funds to us whether by dividends, loans of otherwise. There can be no assurance that these payments will provide us with sufficient funds to pay principal, premium, if any, and interest on the Debt Securities.

    The applicable Prospectus Supplement will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered:

    - the title of such Debt Securities;

    - any limit upon the aggregate principal amount of such Debt Securities and the percentage of such principal amount at which such Debt Securities may be issued;

    - the date or dates on which the principal of such Debt Securities is scheduled to become payable;

    - the rate or rates, which may be fixed or variable, at which such Debt Securities will bear interest, if any, or the formula by which interest will be calculated, the date or dates from which interest will accrue, the dates on which any such interest will be payable and the regular record date for the interest payable on any interest payment date;

    - if other than The City of New York, the place or places where the principal of and premium, if any, and interest on Debt Securities will be payable, any Debt Securities may be surrendered for registration of transfer or for exchange and notices and demands in respect of the Debt Securities may be served;

    - the price or prices at which, the period or periods within which and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of Blyth;

    - the obligation, if any, of Blyth to redeem, purchase or repay Debt Securities pursuant to any sinking fund or analogous provision or at the option of the holder and the price or prices at which, the period or periods within which and the other terms and conditions on which the Debt Securities shall be redeemed, purchased or repaid, in whole or in part;

    - whether the Debt Securities are to be issued as fully registered securities, bearer securities or both, and with or without coupons or both;

    - whether the Debt Securities will be issued in whole or in part in the form of a Global Security and, in that case, the Depositary (if other than the Depository Trust Company) for such Global Security;

    - any additional covenants applicable to the Debt Securities;

    - the denominations in which registered Debt Securities of the series shall be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which bearer Debt Securities of such series, if any, shall be issuable if other than the denomination of $5,000;

    - if other than the principal amount thereof, the portion of the principal amount of such Debt Securities that will be payable upon declaration of acceleration of the maturity thereof;

    - the currency or currency unit of payment of principal of and premium, if any, and interest on such Debt Securities, and any index used to determine the amount of principal of and premium, if any, and interest on such Debt Securities;

    - if other than as set forth in the Indenture, any event of default with respect to the Debt Securities;

    - the form of the Debt Securities;

    - if other than First Union National Bank, the persons who will be the security registrar and the paying agent for the Debt Securities and the place or places where the security register for the Debt Securities will be maintained;

    - if warrants for the Debt Securities are to be issued, the form of such warrants, the circumstances under and the manner in which the warrants may be exercised, and any other term or condition regarding the warrants; and

    - any other terms of such Debt Securities.

PAYMENT

    Unless otherwise indicated in the applicable Prospectus Supplement, principal of, and any premium and interest, if any, on Debt Securities will be payable, and Debt Securities may be presented for registration of transfer, at our agency or office maintained for such purpose in the Borough of Manhattan, The City of New York. Interest may be paid at our option by check mailed to the address of the holder entitled thereto as it appears on the applicable security register. A holder of $10.0 million or more in aggregate principal amount of Debt Securities of any series will be entitled to receive interest payments by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Trustee not later than ten business days prior to the applicable interest payment date.

FORM, REGISTRATION AND TRANSFER

    The Indenture provides that Debt Securities may be issued in fully registered form or as bearer securities with coupons attached. Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. The Indenture provides that Debt Securities of any series may be issuable in permanent global form. See "Global Securities". No service charge will be made for any registration of transfer or exchange of the Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    The Debt Securities may be issued as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement. "Original Issue Discount Security" means any Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof in accordance with the terms of the Indenture.

    The applicable Prospectus Supplement relating to any series of Debt Securities that are Original Issue Discount Securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such series of Original Issue Discount Securities upon the occurrence of an Event of Default.

COVENANTS

    In the Indenture, we have agreed:

(1) to duly and punctually pay the principal of and any premium and interest on the Debt Securities of each series;

(2) to maintain an office where Debt Securities may be presented for payment, for registration of transfer and for exchange, and where notices and demands may be served;

(3) to preserve the our corporate existence, rights and franchises, unless, in our good faith judgment, the failure to keep in full force and effect such corporate existence, rights or franchises could not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

(4) to pay all taxes, assessments, governmental charges or levies imposed on us or any of our properties, assets, income or franchises that have or might become a Lien on our properties or assets if unpaid, other than taxes, assessments, governmental charges or levies being contested in good faith and in appropriate proceedings for which we have established adequate reserves or which, if unpaid, would not reasonably be expected to have a material adverse effect;

(5) to maintain and keep our property in good repair, working order and condition, unless we have concluded that discontinuing such maintenance would not reasonably be expected to have a material adverse effect; and

(6) to maintain proper books of records and accounts in accordance with normal business practice.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Indenture provides that neither we nor any of our subsidiaries may consolidate with or merge into any other person or convey, transfer or lease its respective properties and assets (determined on a consolidated basis) substantially as an entirety to any person unless:

(1) (i) we or one of our subsidiaries is the surviving corporation or (ii) the person formed by such consolidation or into which we or one of our subsidiaries is merged or the person which acquires our properties and assets is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and such person expressly assumes, by a supplemental indenture, the payment of the principal of and any premium and interest on the Debt Securities and the performance of our other covenants under the Indenture;

(2) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3) we deliver to the Trustee officers' certificates and opinions of counsel.

EVENTS OF DEFAULT

    An "Event of Default" is defined in the Indenture, with respect to Debt Securities of any series issued thereunder, as:

    (1) we default in the payment of any installment of interest upon any of the Debt Securities of that series when due, and continuance of that default for a period of 30 business days;

    (2) we default in the payment of principal of or any premium on any Debt Security of that series when due at maturity, upon redemption, by declaration or otherwise;

    (3) we default in the payment of any sinking fund installment or analogous obligation when due in respect of Debt Securities of that series;

    (4) we or any of our subsidiaries default (i) in the payment of any principal of or premium or interest on any other indebtedness, or the obligation to repurchase or acquire any other indebtedness, that is outstanding in an aggregate principal amount of at least $5.0 million beyond any period of grace provided with respect thereto or (ii) in the performance of or compliance with any term of any evidence of any of our other indebtedness in an aggregate outstanding principal amount of at least $5.0 million or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such other indebtedness has become, or has been declared (or one or more persons are entitled to declare such indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment;

    (5) a final judgment or order for the payment of money in excess of $5.0 million shall be entered against us or any of our subsidiaries and such judgment or order is not discharged or stayed within 60 days after entry of such judgment or order;

    (6) we fail to observe or perform any other of our covenants or agreements in the Debt Securities of that series or the Indenture and continuance of such failure for a period of 30 days after the date on which written notice of such failure has been given by the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding Debt Securities of that series;

    (7) certain events relating to our employee benefit plans which could reasonably be expected to have a material adverse effect shall have occurred;

    (8) certain events of bankruptcy, insolvency or reorganization of Blyth or any of our subsidiaries shall have occurred.

    The Indenture provides that the $5.0 million amounts referred to in clauses
(4) and (5) above will increase, if the analogous provisions in our existing Credit Facility, any subsequent or replacement committed credit facility and the 7.54% Senior Notes are amended to increase the dollar amounts referred to therein, to the lesser of the revised amounts (but in no event more than $20,000,000) stated in our existing Credit Facility, any subsequent or replacement committed credit facility and the 7.54% Senior Notes as so amended.

    The Indenture provides that, if any Event of Default with respect to Debt Securities of any series at the time outstanding thereunder occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. Upon certain conditions, such declaration may be annulled and past defaults (except a default in payment of principal of or any premium or interest on the Debt Securities of that series) may be waived by the holders of a majority in principal amount of the outstanding Debt Securities of that series on behalf of the holders of all Debt Securities of that series. In the event of the bankruptcy, insolvency or reorganization of Blyth or any of our subsidiaries, the claims of holders of the Debt Securities would be subject to the broad equity power of a United States Bankruptcy Court and to the determination by that court of the nature of the rights of such holders.

    The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee upon the occurrence and continuation of an Event of Default to act with the required standard of care, to be indemnified by the holders of any series of outstanding Debt Securities thereunder before proceeding to exercise any right or power under the Indenture at the request of the holders of such series of Debt Securities. The Indenture provides that the holders of a majority in aggregate principal amount of outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, with respect to the Debt Securities of that series. The Trustee may decline to act if such direction is contrary to law or the Indenture or would involve the Trustee in personal liability.

    We will file annually with the Trustee a certificate as to compliance with all conditions and covenants in the Indenture.

DEFEASANCE AND DISCHARGE

    The terms of any series of Debt Securities may provide that we may terminate certain of our obligations under the Indenture with respect such series of Debt Securities by:

    (1) depositing irrevocably with the Trustee for such series as trust funds, in trust,

       (a) in the case of Debt Securities denominated in a foreign currency, money in such foreign currency or Foreign Government Obligations of the foreign government or governments issuing such foreign currency,

       (b) in the case of Debt Securities denominated in U.S. dollars, U.S. dollars or U.S. Government Obligations, or

       (c) a combination of money and U.S. Government Obligations or Foreign Government Obligations, as applicable,

       in each case in an amount that through the payment of principal, premium, if any, or interest in respect thereof in accordance with their terms will provide without reinvestment, not later than one business day before the due date of any payment, sufficient money to pay the principal of, premium, if any, and interest on the Debt Securities of such series as they are due; and

    (2) no Event of Default or event that, with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities of that series shall have occurred and be continuing;

    (3) we have paid all other amounts payable with respect to the Debt Securities of that series;

    (4) such deposit will not result in a breach or violation of the Indenture or any other agreement or instrument to which we are a party; and

    (5) we shall have delivered an opinion of independent counsel that the holders of the Debt Securities of that series will have no federal income tax consequences as a result of such deposit and termination.

    Such termination will not relieve us of our obligation to pay when due the principal of, any premium and interest on the Debt Securities of such series if the Debt Securities of such series are not paid from the money, Foreign Government Obligations or U.S. Government Obligations held by the Trustee.

    "U.S. Government Obligations" means securities that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that, in either case, are not callable or redeemable at the option of the issuer thereof. "Foreign Government Obligations" means securities denominated in a foreign currency that are direct obligations of a foreign government for the payment of which its full faith and credit is pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of a foreign government the payment of which is unconditionally guaranteed as a full faith and credit obligation by such foreign government, that, in either case, are not callable or redeemable at the option of the issuer thereof.

    The applicable Prospectus Supplement will state whether any defeasance provisions of the Indenture will apply to the Debt Securities offered thereby.

MODIFICATION AND WAIVER

    Certain modifications and amendments of the Indenture may be made by Blyth and the Trustee only with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series issued under such Indenture and affected by the modification or amendment. No such modification or amendment, without the consent of the holder of each outstanding Debt Security issued under such Indenture and affected thereby, may:

    (1) change the stated maturity of the principal of, or any premium or any installment interest on, any such Debt Security;

    (2) reduce the principal amount of any such Debt Security or any premium or interest on any such Debt Security;

    (3) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount Security;

    (4) change the place of payment where, or the coin or currency in which, any principal of, or any premium or interest on, any such Debt Security is payable;

    (5) impair the right to institute suit for the enforcement of any such payment on or after its stated maturity;

    (6) reduce the percentage in principal amount of outstanding Debt Securities of any series the consent of the holders of which is necessary to modify or amend the Indenture or waive any default or Event of Default thereunder; or

    (7) modify the foregoing requirements or reduce the percentage of aggregate principal amount of outstanding Debt Securities of any series required to be held by holders seeking to waive compliance with certain provisions of the Indenture or seeking to waive certain defaults.

    The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series, on behalf of the holders of all Debt Securities of that series, may waive, insofar as that series is concerned, our compliance with certain provisions of the Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or any premium or interest on, any Debt Security of that series or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security issued thereunder of the series affected.

    Other modifications and amendments of the Indenture may be made by Blyth and the Trustee without the consent of holders of the outstanding Debt Securities.

    The Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding Debt Securities issued under such Indenture have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of holders of Debt Securities for quorum purposes:

    (1) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, and

    (2) the principal amount of a Debt Security denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the amount determined as provided in (1) above.

TITLE

    Blyth, the Trustee and any agent of Blyth or the Trustee may treat the registered owner of any Debt Security as the absolute owner thereof, whether or not such Debt Security is overdue and notwithstanding any notice to the contrary, for the purpose of making payment and for all other purposes.

REPLACEMENT OF DEBT SECURITIES

    Any mutilated Debt Security will be replaced by us at the expense of the holder upon surrender of such Debt Security to the Trustee. Debt Securities that are destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the case of a destroyed, lost or stolen Debt Security, an indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such Debt Security before issuance of a replacement Debt Security.

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

    Any Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. If two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee will be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee. Any action described herein to be taken by the Trustee in that circumstance may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

                           BOOK-ENTRY DEBT SECURITIES

    The Prospectus Supplement will indicate whether we are issuing the related Debt Securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, and will evidence all of the Debt Securities of that series. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

    If we issue the Debt Securities as book-entry securities, we will not issue certificates to each holder. We will issue one or more global securities to DTC (or its nominee), which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. The participant will then keep a record of its clients who own the Debt Securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of Debt Securities under the Indenture.

    The laws of some jurisdictions require that certain purchasers of securities such as Debt Securities take physical delivery of the securities in definitive form. These limits and laws may impair your ability to acquire or transfer beneficial interests in the global security.

    We will make payments on each series of book-entry Debt Securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Blyth nor the Trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to the beneficial ownership interests.

    DTC has informed us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of the participants.

    DTC has informed us that it is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange, and the National Association of Securities Dealers, Inc. DTC has further informed us that it is:

    - a limited-purpose trust company organized under the New York Banking Law;

    - a "banking organization" within the meaning of the New York Banking Law;

    - a member of the United States Federal Reserve System;

    - "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    - a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act.

    We will provide certificated notes in definitive form in exchange for a global note only if:

    - DTC notifies us that it is unwilling or unable to continue as depositary;

    - DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

    - we determine not to require all of the debt securities of a series to be represented by a global note.

    If we issue Debt Securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have Debt Securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of its Debt Securities in definitive form.

                      DISTRIBUTION OF THE DEBT SECURITIES

GENERAL

    We may sell Debt Securities to or through underwriters, to be designated from time to time, and we also may sell Debt Securities directly to other purchasers or through agents or broker-dealers, including broker-dealers as principals.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    The Debt Securities will be new issues of securities with no established trading market. We have not established whether the underwriters, if any, of the Debt Securities will make a market in the Debt Securities. If any such underwriters make a market in the Debt Securities, their market making may be discontinued at any time without notice. We cannot give any assurance as to the liquidity of any trading market for the Debt Securities.

    In connection with the sale of Debt Securities, we, or purchasers of Debt Securities for whom underwriters act as agents, may pay compensation to underwriters, dealers and agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable Prospectus Supplement.

    Underwriters, dealers and agents who participate in the distribution of Debt Securities may enter into agreements with us which entitle them to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to receive contributions from us with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may engage in transactions with or perform services for Blyth in the ordinary course of business.

    Each underwriter, dealer and agent participating in the distribution of any Debt Securities that are issuable as bearer securities will agree that it will not offer, sell or deliver, directly or indirectly, bearer securities in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of such Debt Securities.

DELAYED DELIVERY ARRANGEMENTS

    If indicated in the applicable Prospectus Supplement, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase Debt Securities from us pursuant to contracts providing for payment and delivery on a future date. Such contracts may be made with institutions including commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. Any purchaser's obligations under any such contract will be unconditional except that the purchase of the Debt Securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The dealers and such other persons will not have any responsibility relating to the validity or performance of such contracts.

                                 LEGAL COUNSEL

    Finn Dixon & Herling LLP, Stamford, Connecticut, as our counsel, has issued an opinion as to the legality of the Debt Securities. As of the date hereof, certain attorneys who are partners of, or employed by, Finn Dixon & Herling LLP, and who have provided advice with respect to the offer and sale of the Debt Securities, beneficially own an aggregate of 15,150 shares of Common Stock.

                                    EXPERTS

    The audited consolidated financial statements and schedule of the Company and its subsidiaries as of January 31, 1999 and 1998 and for each of the two fiscal years ended January 31, 1999 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    The audited consolidated financial statements and schedule of the Company and its subsidiaries for the fiscal year ended January 31, 1997, incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999 into this Prospectus and elsewhere into the Registration Statement of which this Prospectus forms a part, have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

                                     [LOGO]

                                  $250,000,000
                                DEBT SECURITIES
                               ------------------

    We have not authorized anyone to give any information or to make any representations concerning the offering of the Debt Securities except that which is in this Prospectus or in the Prospectus Supplement which is delivered with this Prospectus, or which is referred to under "Where You Can Find More Information." If anyone gives or makes any other information or representation, you should not rely on it. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities which are referred to in the Prospectus Supplement. This Prospectus is not an offer to sell or a solicitation of an offer to buy Debt Securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this Prospectus, or any sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this Prospectus. You should also be aware that information in this Prospectus may change after this date.

                               TABLE OF CONTENTS

Where You Can Find More Information...................................................           2
Forward Looking Statements............................................................           2
Summary Information about Blyth.......................................................           3
Use of Proceeds.......................................................................           3
Ratio of Earnings to Fixed Charges....................................................           3
The Debt Securities...................................................................           3
Book-Entry Debt Securities............................................................          11
Distribution of the Debt Securities...................................................          12
Legal Counsel.........................................................................          13
Experts...............................................................................          13

                            ------------------------

                                  MAY  , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered, assuming one issuance of securities:

Registration Fee..................................................  $  69,500
Printing and Engraving............................................  $  30,000*
Trustee's Charges.................................................  $  10,300*
Accounting Fees...................................................  $  50,000*
Rating Agency Fees................................................  $ 160,000*
Legal Fees........................................................  $  50,000*
Miscellaneous.....................................................  $  15,000*
                                                                    ---------
Total.............................................................  $ 384,800*

------------------------

       * Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

    The Restated Certificate of Incorporation of Blyth contains provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of their fiduciary duty. Directors remain liable for:

    - breaches of the duty of loyalty;

    - acts or omissions that are not in good faith or that involve intentional misconduct by the directors or a knowing violation of law;

    - violations of Section 174 of the Delaware General Corporation Law; or

    - any transaction from which the director derived an improper personal benefit.

    Our Restated By-laws contain provisions requiring that we indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law including circumstances in which indemnification is otherwise within our discretion under Section 145. We believe that these provisions are necessary in order to attract and retain qualified people to serve as our directors and officers.

ITEM 16. EXHIBITS.


EXHIBIT NO.                                                     DESCRIPTION OF EXHIBIT
-------------             --------------------------------------------------------------------------------------------------
         1.            -  Form of Underwriting Agreement.*

         4.            -  Form of Indenture between the Registrant and First Union National Bank, as Trustee.**

         5.            -  Opinion and consent of Finn Dixon & Herling LLP, counsel to the Registrant.***

        12.            -  Calculation of Ratio of Earnings to Fixed Charges.**

       23.1            -  Consent of PricewaterhouseCoopers LLP.***

       23.2            -  Consent of Grant Thornton LLP.***

       23.3            -  Consent of Finn Dixon & Herling LLP, counsel to the Registrant (included in Exhibit 5).

       24.1            -  Powers of Attorney executed by certain of the officers and directors of the Registrant.**

       24.2            -  Certified Resolutions of the Board of Directors of the Registrant.**

        25.            -  Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of First
                          Union National Bank, as Trustee.**



  * To be filed by amendment.



 ** Previously filed.



*** Filed herewith.


ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on May 12, 1999.


                                BLYTH INDUSTRIES, INC.

                                By:            /s/ ROBERT B. GOERGEN
                                     -----------------------------------------
                                                 Robert B. Goergen
                                       CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
                                                     PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ ROBERT B. GOERGEN       Chairman, Chief Executive      May 12, 1999
------------------------------    Officer and President;
      Robert B. Goergen           Director (Principal
                                  Executive Officer)

   /s/ RICHARD T. BROWNING      Vice President and Chief       May 12, 1999
------------------------------    Financial Officer
     Richard T. Browning          (Principal Financial and
                                  Accounting Officer)

              *                 Vice Chairman and Director     May 12, 1999
------------------------------
        Howard E. Rose

              *                 Director                       May 12, 1999
------------------------------
      Roger A. Anderson

              *                 Director                       May 12, 1999
------------------------------
       John W. Burkhart

              *                 Director                       May 12, 1999
------------------------------
      Pamela M. Goergen

              *                 Director                       May 12, 1999
------------------------------
       Neal I. Goldman

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *                 Director                       May 12, 1999
------------------------------
       Roger H. Morley

              *                 Director                       May 12, 1999
------------------------------
      John E. Preschlack

              *                 Director                       May 12, 1999
------------------------------
  Frederick H. Stephens, Jr.

  *By /s/ ROBERT B. GOERGEN
------------------------------
      Robert B. Goergen
       Attorney-in-fact

                               INDEX TO EXHIBITS


 EXHIBIT
 NUMBER                                             DESCRIPTION OF EXHIBIT
---------  --------------------------------------------------------------------------------------------------------
1.         Form of Underwriting Agreement.*

4.         Form of Indenture between the Registrant and First Union National Bank, as Trustee.**

5.         Opinion and consent of Finn Dixon & Herling LLP, counsel to the Registrant.***

12.        Calculation of Ratio of Earnings to Fixed Charges.**

23.1       Consent of PricewaterhouseCoopers LLP.***

23.2       Consent of Grant Thornton LLP.***

23.3       Consent of Finn Dixon & Herling LLP, counsel to the Registrant (included in Exhibit 5).

24.1.      Powers of Attorney executed by certain of the officers and directors of the Registrant.**

24.2.      Certified resolutions of the Board of Directors of the Registrant.**

25.        Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of First Union
           National Bank, as Trustee.**



  * To be filed by amendment.



 ** Previously filed.



*** Filed herewith.